Exhibit 99.1

Long range strategy initiatives

Broaden the guest experience. We plan to offer a more encompassing, more agile, entertainment experience at a quality and scale unmatched by others. We believe we will be able to accomplish this because of our:

•	existing inventory of thrill rides allows for spacing out larger investments;

•	near-term, less capital intensive investments will focus on interactive and immersive family attractions, special events, concerts and outdoor gathering spaces;

•	“Seasons of FUN” strategy, offering more interactive, multi-layered events, creates an urgency to visit multiple times throughout the year;

•	consistent spending and updates across all parks on an annual basis provides greater hedging against weather patterns in any one market; and

•	opportunities to extend length-of-stay and drive higher guest spending levels.

Expand season pass program. We will seek to promote advance purchase commitments that create more consistent visitation patterns and reduce the impact of disruptive events, such as bad weather. We are looking to transition our business from a seasonal, transaction-based program, to a long-term, relationship-based program focused on the lifetime value for, and from, our guests. The evolution of our season pass program will focus on:

•	addressing affordability concerns for our value-oriented guests while maintaining admissions pricing integrity. For example, we plan to expand our installment payment program to 12 months;

•

driving higher unit sales through “stickier” retention through efforts such as introducing a loyalty and rewards program, increasing perceived value via “passholder only” experiences and broadening the guest experience; and

•	increasing the average visitation of our season passholder base by introducing a loyalty and rewards program and expanding special events and “Seasons of FUN.”

Increase market penetration through targeted marketing efforts. We hope to drive attendance by attracting growing and underpenetrated audience segments within our markets. We plan to do so by:

•	utilizing new research tools and data analytics to identity the most attractive and growing audience segments;

•	allocating marketing spending towards audiences producing the most attractive returns;

•	extending the reach of our communications and promotional messaging through new distribution channels;

•	having a near-term focus on driving incremental visits from tourism markets, with an initial focus on Knott’s Berry Farm and the Southern California market; and

•	broadening our entrainment offerings through immersive limited-time events for a stronger appeal.

Pursue adjacent development. We plan to expand our out-of-park revenue streams and maximize the value of our existing portfolio through development. A few highlights of such potential development include:

•	more than 1,400 acres of undeveloped land adjacent to our parks;

•	hotels and cabins to expand accommodation services for guests, such as a new 129-room SpringHill Suites Hotel adjacent to our Carowinds park expected to open in the fourth quarter of 2019;

•

amateur sports facilities and partnerships to drive incremental attendance and out-of-park revenue, such as a 145,000 square-foot indoor amateur sports facility overlooking our Cedar Point amusement park in Sandusky, Ohio, which we expect to open in the fourth quarter of 2019; and

•	other complementary commercial development opportunities in retail, dining and entertainment.

Recent developments

Schlitterbahn Acquisition

On June 13, 2019, we announced that we had agreed to acquire Schlitterbahn Waterpark and Resort New Braunfels in New Braunfels, Texas, and Schlitterbahn Waterpark Galveston in Galveston, Texas (together the “Schlitterbahn parks”), along with the right to acquire a property in Kansas City, Kansas, for future development (the “Schlitterbahn Acquisition”). The cash purchase price for the two Texas parks and the resort in New Braunfels is $261 million, subject to certain working capital and closing adjustments related to the timing of the offering. We also have a right to acquire a property of approximately 40 acres in Kansas City, Kansas, for a cash purchase price of $6 million.

In 2018, the two Texas water parks and the New Braunfels resort entertained approximately 1.2 million guests and generated annual revenues of approximately $68 million. Cedar Fair expects that management will implement a number of growth and operational initiatives at the parks over the next two years with the objective of bringing the Adjusted EBITDA margin of the two Texas locations in line with Cedar Fair’s standalone results. Our expectation is based upon certain assumptions about the costs and expenses incurred by the two Texas parks. There is no assurance that we would have been able to achieve such estimated Adjusted EBITDA margin at the Schlitterbahn parks or that we will be able to achieve a similar margin at the Schlitterbahn parks in future periods.

The Schlitterbahn Acquisition is subject to regulatory approval, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary terms and conditions and is expected to close in the second quarter of 2019.

California’s Great America Land Purchase

On April 26, 2019, we entered into a purchase agreement to acquire the land upon which our California’s Great America amusement park is located for approximately $150 million (the “California’s Great America Land Purchase”). We have leased the 112 acres of land from the City of Santa Clara since the opening of the park in 1976. Annual lease costs vary based on revenues and have historically approximated $6-7 million a year.

The California’s Great America Land Purchase is expected to close in the second quarter of 2019.